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                                                             Exhibit 10.27

                             EMPLOYMENT AGREEMENT


     This EMPLOYMENT AGREEMENT ("Agreement") is entered into as of this 26th day of December, 1996, by and between Patricia F. Johnson, a resident of Pasadena, California ("Employee") and Engineering Animation, Inc., a Delaware corporation with its principal offices in Ames, Iowa ("EAI" or "Company").


                                   RECITALS

     A. EAI is in the business of producing custom 3D computer animations, interactive CD-ROM software titles, 3D animation software products and conducting various other activities associated therewith (the "Business").

     B. EAI desires to employ Employee and Employee desires to be employed by EAI on the terms and conditions set forth herein.


                                   AGREEMENT


     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1.   EMPLOYMENT TERMS.   Subject to the terms and conditions set forth
herein, EAI will employ Employee for a term commencing as of January 20, 1997 (the "Effective Date") and ending on January 19, 1998, or such earlier date as may occur pursuant to the terms of this Agreement (the "Employment Term"). This Agreement may be extended by mutual agreement of the parties.

     2. EMPLOYMENT DUTIES. During the term of this Agreement, Employee will serve EAI and perform such duties as assigned from time to time by the Chief Executive Officer of EAI, subject to the terms of this Agreement. Employee will, during the term of this Agreement, serve the Company faithfully, diligently, and competently and will perform assigned duties on a full-time basis to the best of Employee's ability.

     3. COMPENSATION. During the term of employment, EAI will pay to Employee for services rendered by Employee under this Agreement, the following:

     a. From the Effective Date of this Agreement through January 19, 1998, a salary at a rate of $115,000 per annum ($9,583.33 per month) payable in arrears monthly, in accordance with EAI's ordinary payroll practices; and

     b. Within ten (10) days following Employee's first date of work at the Ames, Iowa offices, EAI will pay to Employee a signing bonus of $25,000.


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     c.   After the end of each fiscal year of the Company during the
Employment Term, Employee shall be eligible for annual performance bonus, the nature and amount of which shall be determined by and in the discretion of the Company after reviewing Employee's performance and the Company's results of operations during and for such fiscal year and such other considerations deemed appropriate by the Company; notwithstanding anything else in this Agreement, the declaration and payment and the amount of any performance bonus to Employee shall be in the discretion of the Company and Employee shall have no absolute right to a performance bonus in any year.

     Payments made pursuant to this section while Employee is employed by EAI shall be treated as wages for withholding and employment tax purposes.

     4. INCENTIVE STOCK OPTIONS. Within thirty (30) days following the Effective Date, Employee shall be granted an incentive stock option under the EAI Employee Stock Option Plan which will permit the purchase of up to twenty thousand (20,000) shares of EAI common stock at an exercise price equal to the average of the high and low selling prices on the NASDAQ on the date of grant. The incentive stock option shall have a term of ten (10) years and shall provide for vesting of six thousand (6,000) shares at the end of the second year from the date of grant and for vesting of three thousand (3,000) shares at the end of the third and fourth years from the date of grant and for vesting of eight thousand (8,000) shares at the end of the fifth year from the date of grant. All other terms shall be as provided in the Option Agreement and the Stock Option Plan, copies of which are attached hereto as Exhibit C.

     5.   SEVERANCE PROVISIONS.    EAI may terminate Employee's employment at
any time for any reason, and the Employee may terminate her employment at any time for any reason. If Employee's employment is terminated by EAI other than for Cause (as defined in Section 11 hereof) prior to the expiration of six (6) months from the Effective Date, then Employee shall be entitled to receive compensation equal to Employee's monthly salary for a period of six (6) months following the date of termination.

     6.   MOVING EXPENSES.    EAI will pay Employee's moving expenses incurred
as a result of moving Employee's home from Pasadena, California to Ames, Iowa, which will include packing and shipping of household goods and transport of one automobile plus airfare costs for Employee from California to Iowa. In addition, Eai will pay to Employee a resettlement allowance of $10,000 and closing costs of up to $5,000 at the time Employee purchases a home in the Ames, Iowa area. EAI will also reimburse Employee at the rate of $1,750 per month, for up to three (3) months, in the event that Employee is required to pay lease payments under a currently existing condominium lease.

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     7.   BENEFITS.

          a. Employee shall be entitled during the Employment Term to participate in such employee benefits plans and programs, including, without limitation, profit sharing, cafeteria and health insurance plans, as are maintained from time to time for employees of EAI to the extent that her position, tenure, compensation, age health and other qualifications, make her eligible to participate. The Company does not promise the adoption or continuation of any particular plan or program during the employment term and employee's (and her dependents') participation in any such plan or program shall be subject to the provisions, rules, regulations and laws applicable from time to time thereto.

          b. During the Employment Term, Employee shall be entitled topaid time off in accordance with policies of the Company which provide for fifteen (15) days paid time off during the first year of employment, eighteen (18) days during the second year of employment, and twenty-one (21) days during the third year of employment. In addition, Employee shall be entitled to paid time off on such holidays as are observed by the Company from time to time. Accrue, unused paid time off may be carried over from one year to the next in accordance with Company policies.

          c. Employee shall be permitted, upon the Effective Date to participate in the EAI 401(k) savings plan which permits employee contributions of up to eighteen percent (18%) of total annual compensation and provides that EAI will match one-half of Employee's contribution up to a total of two percent (2%) of Employee's total compensation. EAI''s contribution to the Plan vests according to the terms of the Plan.

     8. REIMBURSEMENT OF EXPENSES. To the extent consistent with the general expense reimbursement policies maintained by EAI from time to time, Employee shall be entitled to reimbursement for ordinary, necessary and reasonable out-of-pocket trade or business expenses which Employee incurs in connection with performing her duties under this Agreement, including reasonable travel and meal expenses. The reimbursement of all such expenses shall be made upon presentation of evidence reasonably satisfactory to EAI of the amounts and nature of such expenses and shall be subject to the prior approval of EAI.

     9. KEY EMPLOYEE NON-COMPETITION AGREEMENT. Employee agrees to be bound by the terms of the Key Employee Non-competition Agreement which is attached as Exhibit A.


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     10.  EMPLOYEE PROPRIETARY INFORMATION AGREEMENT.  Employee recognizes that as a result of employment by EAI, she will come into possession of confidential information and as a condition of employment, agrees to execute and abide by the terms of the Employee Proprietary Information Agreement attached hereto as Exhibit B.

     11. TERMINATION. This Agreement may be terminated for cause which shall be defined 9I) as any action by Employee involving willful gross misconduct having a material adverse effect on the Company; (ii) Employee being convicted of a felony under the laws of state of the United States or any state or under the laws of any other country or political subdivision thereof.

     12.  MISCELLANEOUS.

          a. All notices hereunder shall be in writing and shall be deemed given when: delivered in person; or, when sent by email or telecopier followed by hard copy; or, following three (3) business days after being deposited in the United States mail, postage prepaid, by registered or certified mail; or, two says after delivery to a nationally recognized express courier, expenses prepaid, addressed as follows:

               If to Employee:     Addressed to the last address on the
                                   payroll records of EAI.

                    If to EAI:     Engineering Animation, Inc.
                                   2321 North Loop Drive
                                   Ames, IA  50010
                                   Attention:  Jamie A. Wade,
                                   General Counsel

          b. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, and permitted assigns.

          c. This Agreement contains all of the agreements between the parties with respect to the subject matter hereof and this Agreement supersedes all other agreements, oral or written, between the parties hereto with respect to the subject matter hereof.

          d. No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by the parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the waiving party.


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          e.   If any provisions of this Agreement (or portions thereof) shall, for any reason, be deemed invalid or unenforceable by any court of competent jurisdiction, such provisions (or portions thereof) shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions to this Agreement (or portions thereof) shall nevertheless be valid, enforceable and of full force and effect. EAI's rights under this Agreement shall not be exclusive and shall be in addition to all other rights and remedies available at law or equity.

          f. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute a single instrument.

          g. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect, and in all other respects by the laws of the state of Iowa applicable to contracts made in Iowa (other than any conflict of laws rule which might result in application of the laws of any other jurisdiction). Employee hereby expressly submits and consents in advance to the personal jurisdiction of the federal and state courts of the state of Iowa for all purposes in connection with any action or proceeding arising out of or relating to this Agreement.


ENGINEERING ANIMATION, INC.                 EMPLOYEE


/S/ MATTHEW RIZAI                           /S/ PATRICIA F. JOHNSON
------------------------------              --------------------------------
MATTHEW RIZAI, CEO & PRESIDENT               PATRICIA F. JOHNSON